Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of April 21, 2004 by and between Lisa Hart (the “Employee”) and nStor Technologies, Inc. (the “Company”).  Certain capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Section 8.

             1.         Duties and Scope of Employment.

                         (a)        Position and Duties.  The Company agrees to employ the Employee in the position of Executive Vice President of Marketing and Alliances.  The Employee shall be subject to the supervision of, and shall have such authority as is delegated to her by, the President of the Company (the "President"), consistent with her position as Executive Vice President of Marketing and Alliances of the Company.   The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities normally inherent in such position and such other duties and responsibilities as the President shall from time to time assign to her consistent with her position as Executive Vice President of Marketing and Alliances of the Company.

                         (b)        Obligations to the Company.  During her employment with the Company, the Employee shall, subject to the discretion and supervision of the President, devote her full business efforts and time to the Company and shall not, without the prior approval of the President, render services in any capacity to any other person or entity or act as a sole proprietor or partner of any other person or entity.  The Employee shall comply with the Company’s policies and rules, as they may be in effect from time to time during her employment, as such policies and rules may be applied to the Employee as Executive Vice President of Marketing and Alliances of the Company.

                         (c)        No Conflicting Obligations.  Notwithstanding any other provision hereof, the parties acknowledge that the Employee may engage in other business activities, including but not limited to attending to her personal investment activities and serving as a member of the boards of directors and the boards of advisors of public, private, and not-for-profit companies, to the extent that such activities do not interfere with the performance of her duties hereunder and such public, private, and not-for-profit companies are not competitors of the Company, and that the Employee shall be entitled to retain compensation (whether in the form of cash, equity securities or perquisites) paid or delivered to her in connection with such activities.

                         (d)        Commencement Date.  The Employee shall commence full-time employment with the Company on the date hereof (the “Commencement Date”).

             2.         Cash and Incentive Compensation.

                         (a)        Salary.  The Company shall pay the Employee as compensation for her services, in accordance with the Company’s standard payroll practices in effect from time to time, an annual base salary of $165,000, which amount shall be subject to increase as provided in the next sentence.  The Company agrees to review the Employee’s annual base salary on an annual basis no later than April 30 of each calendar year commencing in 2005 to consider a merit increase in such annual base salary for such calendar year based upon the performance of the Employee and the Company during the prior calendar year.  Any such merit increase shall be effective as of the annual anniversary of the Commencement Date.

                         (b)        Incentive Bonuses.  For each calendar year, the Employee shall be entitled to receive a cash bonus, depending upon the achievement by the Employee and the Company of management objectives to be reasonably set by the board of directors of the Company after consultation with the Employee (“Management Objectives”) with respect to such calendar year, which Management Objectives shall be established within 120 days of the date hereof.   Such bonus shall be in the target amount of no less than $35,000 (the “Target Amount”), and shall be based 33 1/3% on Management Objectives relating to the Company’s profitability,33 1/3% on Management Objectives relating to the Company’s revenue, and 33 1/3% on Management Objectives related to the Executive's performance.  The Incentive Bonus related to the Company's profitability and revenue will be payable no later than 30 days after the Company's receipt of audited financial statements for such calendar year.The Incentive Bonus related to Executive's performancewill be determined and paid semi-annually.  The Target Amount for the 2004 calendar year shall be $24,000 and the bonus shall be computed based on the achievement of Management Objectives for the period from May 1, 2004 through December 31, 2004.  Notwithstanding anything herein to the contrary, in the event of any termination of the Employee’s employment hereunder for any reason, any unpaid bonus payable in accordance with this Section 2(b) for the calendar year preceding the calendar year in which such termination occurs shall be paid to the Employee in accordance with this Section 2(b).

                         (c)        Stock Options.  Effective as of the date of this Agreement, the Employee will be granted a stock option (the “Option”) to purchase 2,063,000shares of the Company’s common stock.  The per-share exercise priceof 1,031,500 shares will be equal to 110% of the Fair Market Value of one share of the Company’s common stock as of the date of this Agreement.  The per-share exercise price of the remaining 1,031,500 shares will be equalto 120% of the Fair Market Valueof one shareof the Company’s common stock as of the date of this Agreement.  TheOption will vest in equal quarterly installments over a four-year period commencing on the Commencement Date, subject to acceleration as set forth in Section 5.  The Option will be an incentive stock option under the Code to the extent permitted by the Code. The number of shares of common stock subject to the Option shall be adjusted as follows:

                                     (i)  In the event that, on or before August 31, 2004, the Company sells additional shares of common stock or preferred stock convertible into common stock, in a private placement transaction arranged by Legg Mason Wood Walker (the total number of shares of common stock issued or issuable in connection with such transaction to be known as the "Additional Shares"), the number of Option Shares shall be increased in an amount  equal to 1.25% of the Additional Shares.  The per-share exercise price of one-half of the additional Option Shares will be equal to 110% of the Fair Market Value of  one share of the Company's common stock as of the date of the closing of the sale of the Additional Shares.  The per-share exercise price of the remaining one-half of the additional Option Shares will be equal to 120% of the Fair Market Value of one share of the Company's common stock as of the date of the closing of the sale of the Additional Shares.

                                     (ii)  In the event that, on or before December 31, 2004, the Company repurchases any of its outstanding shares of common stock (the "Repurchased Shares"), the number of Option Shares, as adjusted pursuant to Section 2(c)(i) hereof, shall be reduced in an amount equal to the sum of 1.25% of the Repurchased Shares.  Such reduction shall be applied first to the additional Options Shares issuable pursuant to Section 2(c)(i) hereof and second to the original Option Shares issuable pursuant to Section 2(c) hereof and shall, in each case, reduce the number of Option Shares exercisable at 110% of Fair Market Value and 120% of Fair Market Value in equal amounts.

             3.         Vacation, Benefits and Insurance.

                         (a)        Vacation.  The Employee shall be entitled to paid vacation, at such times and for such periods as may be mutually acceptable to the Company and the Employee, in accordance with the Company’s policies governing vacations for officers and key employees, but in no event less than three weeks per year.  The Employee shall not be entitled to use more than 10 consecutive vacation days in any calendar quarter unless specifically authorized by the President.

                         (b)        Benefits.  The Employee shall be eligible to participate in the Company’s benefit programs available to regular full-time employees, including medical, life and disability insurance benefits.  In addition, the Employee shall be entitled to participate in any pension, profit-sharing or similar plan or program that may be established by the Company and made available to its officers and key employees generally; provided that the Company shall not be required to implement or continue any such pension, profit sharing or similar plan.

                         (c)        Car Allowance.   The Company shall pay to the Employee a car allowance of $400 per month.

             4.         Reimbursement of Certain Expenses; Indemnification.

                         (a)        Business Expenses.  The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with the performance of her duties, responsibilities and services under this Agreement, upon presentation by the Employee of documentation, expenses statements, vouchers or other supporting information as the Company may reasonably request; provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the President consistent with the Employee’s position and responsibilities as Executive Vice President of Marketing and Alliances of the Company.

                         (b)        Cellular Telephone.   The Company shall reimburse the Employee for the purchase of a cellular telephone for the Employee’s use, and shall reimburse the Employee for telephone calls related to the Employee’s employment made to or from such telephone within 30 days after receipt of telephone bills for such telephone calls.

                         (c)        Relocation Expenses.  The Company shall reimburse the Employee, in an amount not to exceed $15,000, for all reasonable moving and travel expenses incurred by the Employee in relocating to the metropolitan area in which the principal offices of the Company are currently located or such other area in which the principal offices of the Company are expected to be located within nine months following the Commencement Date (the “Applicable Region”), including the cost of transporting the Employee’s household possessions to a new residence in the Applicable Region.  In addition, the Company shall reimburse the Employee for (i) up to $17,000 of realtor sales commissions associated with the sale of the Employee’s Colorado residence and (ii) up to $1,500 of closing costs (other than “points” payable with respect to a mortgage) associated with the purchase of a residence in the Applicable Region.  The Company will also reimburse the Employee for up to nine months of reasonable temporary housing expenses until the Employee has completed relocation.  The Employee shall be responsible for presenting reasonable documentary evidence for all relocation expenses prior to receiving reimbursement for such expenses.

                         (d)        Indemnification.  To the fullest extent permitted by law and in addition to any other rights permitted or granted under the Company’s certificate of incorporation and by-laws, each as amended to date, or any agreement or policy of insurance, or by law, the Company shall indemnify the Employee if the Employee is made a party, or threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Employee is or was an employee, officer or director of the Company of any subsidiary of the Company, in which capacity the Employee is or was serving at the Company’s request, against any and all costs, losses, damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) which may be suffered or incurred by her in connection with any such action, suit or proceeding; provided, however, that, there shall be no indemnification in relation to matters as to which the Employee is adjudged to have been guilty of fraud or bad faith or as a result of the Employee’s material breach of this Agreement.

             5.         Term of Employment and Severance Benefits.

                         (a)        Basic Rule.  The Company agrees to continue the Employee’s employment, and the Employee agrees to remain in employment with the Company, from the Commencement Date until the date when the employee’s employment terminates.  The term of this Agreement will begin on the Commencement Date and end on December 31, 2005.  Thereafter, this Agreement shall automatically renew for successive terms of one (1) year unless either party gives the other notice of non-renewal not less than ninety (90) days prior to the end of the initial term or any successive term.

                         (b)        Involuntary Termination During Initial Period.    If the Employee is subject to an Involuntary Termination at any time during the Initial Period, the Employee shall be entitled to the payments described in Section 5(e) and a cash payment in the amount of $82,500, payable in equal monthly installments during the six (6) month period following the Termination Date.  If the Employee is subject to an Involuntary Termination at any time during the Initial Period following a Change of Control, the Employee shall be entitled to the payments described in Section 5(f) and the following severance benefits:

                                     (i)         six (6) monthsof Employee’s base salary as in effect as of the date of such termination, payable in equal monthly installments during the six (6) month period following the Termination Date; and

                                     (ii)        the vesting of the stock options granted by the Company to the Employee prior to the Termination Date shall be accelerated such that the Employee is vested in that number of stock options as would have been vested had the Employee’s employment with the Company continued for a period of one (1) year following the Termination Date.

                         (c)        Involuntary Termination After Initial Period.   If the Employee is subject to an Involuntary Termination at any time after the Initial Period, the Employee shall be entitled to the payments described in Section 5(e) and the following severance benefits:

                                     (i)         twelve (12) monthsof Employee’s base salary as in effect as of the date of such termination, payable in equal monthly installments during the twelve (12) month period following the Termination Date;

                                     (ii)        the vesting of the stock options granted by the Company to the Employee prior to the Termination Date shall be accelerated such that the Employee is vested in that number of stock options as would have been vested had the Employee’s employment with the Company continued for a period of twelve (12) months following the Termination Date; and

                                     (iii)       the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Employee on the day immediately preceding the Termination Date; provided, however, that (i) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Code; and (ii) Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA.  The Company shall continue to provide the Employee with health coverage until the earlier of (i) the date the Employee is no longer eligible to receive continuation coverage pursuant to COBRA and (ii) six (6) months from the Termination Date.

                         (d)        Other Termination.   If the Employee’s employment with the Company is terminated for any reason or for no reason and none of Sections 5(b) or 5(c) applies, then the Employee shall be entitled only to the payments described in Section 5(e).

                         (e)        Accrued Wages and Vacation; Expenses.  Without regard to the reason for, or the timing of, termination of the Employee’s employment:  (i) the Company shall pay the Employee (or her estate) any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Employee (or her estate) all of the Employee's accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Employee (or her estate), the Company shall reimburse the Employee (or her estate) for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the Termination Date.  These payments shall be made promptly upon termination and within the period of time mandated by law.

                         (f)         General Release of Claims.  Any other provision of this Agreement notwithstanding, the Employee (or her estate) shall not be entitled to any severance benefits pursuant to Section 5(b) or 5(c) unless the Employee (or her estate) has (i) executed a general release of all claims (in a form prescribed by the Company) and (ii) returned all property of the Company in the Employee’s possession.

             6.         Intellectual Property.

                         (a)        Assignment of Inventions.  The Company shall own all right, title and interest (including patent rights, copyright rights, trade secret rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, designs, know-how, ideas and information (collectively, “Rights”) made or conceived or reduced to practice, in whole or in part, by the Employee during the term of her employment with the Company to the fullest extent allowed by applicable law and which arise out of activities conducted by, for or under the direction of the Company, whether or not conducted at the Company’s facilities, during working hours or using the Company assets, or which relate directly to methods, materials, apparatus, formulations, programs, computer programs, designs, plans, specifications, techniques, products, processes or devices, sold, leased, used or under active development by the Company (collectively “Inventions”) and the Employee will promptly disclose all Inventions to the Company.  The term “Inventions” shall not include any Rights that the Employee develops (i) entirely on her own time (ii) without use of the Company’s assets and (iii) that do not relate to methods, materials, apparatus, formulations, programs, computer programs, designs, plans, models, specifications, techniques, products, processes or devices, sold, leased, used or under active development by the Company.  The Employee hereby makes all assignments to the Company necessary to accomplish the foregoing.  The Employee further agrees to assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned.  The Employee hereby irrevocably designates and appoints the Company as her agent and attorney-in-fact to act for and in her behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by her.  If the Employee uses or discloses her own or any third party’s confidential information or intellectual property when acting within the scope of her employment or otherwise on behalf of the Company, the Company will have and the Employee hereby grants to the Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights therein.

                         (b)        Non-Disclosure.  The Employee agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers, vendors, business partners or employees of the Company) she develops, learns or obtains during the term of her employment that relate to the Company or the business or demonstrably anticipated business of the Company or that are received by or for the Company in confidence, constitute “Proprietary Information.”  The Employee will hold in confidence and not disclose or, except within the scope of her employment, use any Proprietary Information.  However, the Employee shall not be obligated under this Section 6(b) with respect to information she can document is or becomes readily publicly available without restriction through no fault of hers.  Upon termination of the Employee’s employment, she shall promptly return to the Company all items containing or embodying Proprietary Information (including all copies), except that she may keep her personal copies of (i) her compensation records, (ii) materials distributed to stockholders generally and (iii) this Agreement.  The Employee also recognizes and agrees that she has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that her activity and any files or messages on or using any of those systems may be monitored at any time without notice.

             7.         Non-Competition and Non-Solicitation.

                         (a)        Restricted Activities.    While employed by the Companyand for a period of one (1) year after the Termination Date (the "Noncompete Period"), the Employee will not (i) directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any Competing Business, (ii) directly or indirectly employ, attempt to employ, recruit or otherwise solicit, induce or influence any person to leave employment with the Company (other than terminating the employment of subordinate employees undertaken in the course of her employment with the Company); or (iii) Solicit any Customer in connection with any business activity that would violate any other provision of this Agreement.  Notwithstanding the foregoing, the Employee may own up to 5% of the outstanding stock of a publicly held corporation, which constitutes or is affiliated with a Competing Business.

                         (b)        Enforcement.   The Employee understands that the restrictions set forth in  Sections 6(b) and 7(a) are intended to protect the Company’s interest in its Proprietary Information and established employee, customer, supplier vendor and business partner relationships and goodwill, and agree that such restrictions are reasonable and appropriate for this purpose.  If at any time any of the provisions of Sections 6(b) or 7(a) shall be deemed invalid or unenforceable or are prohibited by the laws of the state or place where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement; and the Company and the Employee agree that the provisions of Sections 6(b) and 7(a), as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.In the event the Company should bring any legal action or other proceeding against Employee for enforcement of this Agreement and such legal action or other proceeding are finally decided in favor of the Company, after all appeals, the calculation of the Noncompete Period, if any, shall not include the period of time commencing with the filing of legal action or other proceeding to enforce this Agreement through the date of final judgment or final resolution including all appeals, if any, of such legal action or other proceeding decided in favor of the Company. Employee hereby agrees that in the event of the violation by her of any of the provisions of this Agreement, the Company will be entitled to institute and prosecute proceedings at law or in equity to obtain damages with respect to such violation or to enforce the specific performance of this Agreement by Employee or to enjoin Employee from engaging in any activity in violation hereof.  The prevailing party in any litigation brought to enforce the restrictive provisions contained in this Agreement shall be entitled to reimbursement from the nonprevailing party for reasonable attorneys’fees and expenses incurred in connection with such litigation.

                         (c)        Termination of  Severance Benefits.  Notwithstanding anything to the contrary contained herein, in the event that Employee engages in any conduct prohibited by Sections 6(b) or 7(a) hereof for any reason whatsoever, Employee shall not receive any of the severance benefits she otherwise would be entitled to receive pursuant to Sections 5(b) or 5(c) hereof or as otherwise provided in this Agreement.

             8.         Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

                         (a)        “Cause” shall mean a material breach by Employee of any provision of this Agreement, in each case where such breach is not cured within five (5) days after receipt of written notice from the Company of such breach;  Employee’s failure or refusal to perform her duties and responsibilities as set forth in Section 1 hereof or abide by the reasonable directives of the President, or the failure of Employee to devote all of her business time and attention exclusively to the businessand affairs of the Company in accordance with the terms hereof, in each case where such failure or refusal is not cured or corrected within 2 business days after receipt of written notice from the Company of such failure or refusal; Employee’s gross negligence or willful misconduct in connection with the performance of her duties as an employee or officer of the Company, provided that, to the extent such gross negligence or willful misconduct is able to be cured or corrected, Employee shall have 2 business days after receipt of written notice from the Companyof such gross negligence or willful misconduct to cure or correct such gross negligence or willful misconduct; commission by Employee of any unlawful act or any act of dishonesty, fraud or material misrepresentation, or a material act of misappropriation, in connection with her duties as an employee or officer of the Company;  conviction of Employee of any crime which constitutes a felony (other than a conviction for driving under the influence (DUI) or operating a boat or other marine vessel while under the influence);  the entry of a judgment or order enjoining or preventing Employee from such activities as are material or essential for Employee to perform her duties as required by this Agreement; orwillful and deliberate conduct or activities by Employee which would likely result in material damage to the business of the Company.

                         (b)        "Change of Control" shall mean the acquisition by any person or group of persons of direct or indirect beneficial ownership (whether as a result of stock ownership, revocable or irrevocable proxies or otherwise) of securities of the Company, pursuant to one or more transactions, such that after consummation and as a result of such transaction, such person has direct or indirect beneficial ownership of 50% or more of the total combined voting power of the Company's common stock.  A "person" shall mean any person, corporation, partnership, joint venture or other entity or any group (as such term is defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") other than an affiliate of the Company, and "beneficial ownership" shall be determined in accordance with Rule 13d‑3 under the Exchange Act.

                         (c)        “Code” shall mean the Internal Revenue Code of 1986, as amended.

                         (d)        “Competing Business” shall mean a business which competes or is reasonably likely to compete with any business (i) which the Company actively conducts at any time during the Employee’s employment with the Company or (ii) which the Company or any of its affiliates proposes to actively conduct, if the Employee participated in the planning for such business.

                         (e)        “Customer” shall mean any present or past customer, vendor, supplier or business partner of the Company or any prospective customer, vendor, supplier or business partner of  the Company

                         (f)         “Death” shall mean the death of the Employee, regardless of cause.

                         (g)        “Disability” shall mean the inability of the Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in Death or which has lasted, or can be reasonably expected to last, for a continuous period of not less than 12 months.

                         (h)        “Fair Market Value” shall mean the average closing price of one share of the Company’s common stock on the American Stock Exchange, as reported by the Wall Street Journal, for the 5 consecutive trading days immediately preceding any measurement date.

                         (i)         “Initial Period” shall mean the three-month period commencing on the Commencement Date.

                         (j)         “Involuntary Termination” shall mean the termination of the Employee’s employment with the Company by reason of:

                                     (i)         the involuntary discharge of the Employee by the Company (or any parent or subsidiary of the Company employing her) for reasons other than Cause; or

                                     (ii)        the voluntary resignation of the Employee following any of the following events, if such event occurs without the Employee’s express written consent: (A) a significant reduction of the Employee's duties, position or responsibilities relative to the Employee's duties, position or responsibilities in effect immediately prior to such reduction, unless the reduction occurs solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of a corporation remains as such following a change of control of such corporation but is not made the Chief Financial Officer of the acquiring corporation); (B) a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (C) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced, unless such reduction is made in connection with a reduction in the kind or level of employee benefits of employees of the Company generally; (D)  a breach by the Company of any material provision of this Agreement; or (E) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 9(a).

                         (k)        “Solicit” shall mean directly or indirectly (i) soliciting the business or patronage of any Customer for any other person or entity in a manner that adversely affects the Company or could reasonably be expected to adversely affect the Company, (ii) diverting, enticing, or otherwise taking away from the Company the business or patronage of any Customer, or attempting to do so, or (iii) soliciting or inducing any Customer to terminate or reduce its relationship with Company.

                         (l)         “Termination Date” shall mean the effective date of any notice of employment termination delivered by one party to the other hereunder or, if sooner, the date of Death.

             9.         Successors.

                         (a)        Company’s Successors.  This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business or assets.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets which becomes bound by this Agreement.

                         (b)        Employee’s Successors.  This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

             10.       Notices.

                         (a)        General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Employee, mailed notices shall be addressed to her at the home address which she most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

                         (b)        Notice of Termination.  Any termination of the Employee’s employment by the Company for Cause or by the Employee in circumstances described in Section 8(j)(ii) shall be communicated by a notice of termination to the other party hereto given in accordance with this Section.  Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than 30 days after the giving of such notice).  The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing her rights hereunder.

             11.       Miscellaneous Provisions.

                         (a)        Duty to Mitigate.  The Employee shall be required to mitigate the amount of any payment contemplated by this Agreement, and any such paymentshall be reduced by any earnings that the Employee may receive from any other source.

                         (b)        Modifications and Waivers.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                         (c)        Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.

                         (d)        Withholding Taxes.  All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

                         (e)        Choice of Law and Severability.  This Agreement shall be interpreted in accordance with the laws of the State of Florida (except their provisions governing the choice of law).  If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect.  Should there ever occur any conflict between any provision contained in this Agreement and any present or future statue, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with applicable law.  All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

                         (f)         No Assignment.  This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time.  The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

                         (g)        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

                                                                                     COMPANY:

                                                                                     nSTORTECHNOLOGIES, INC.

                                                                                    By: Todd Gresham
                                                                                    Name: Todd Gresham
                                                                                    Title: President and CEO

                                                                                     EMPLOYEE:

                                                                                    /s/ Lisa Hart
                                                                                     Lisa Hart